Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY, INC. ANNOUNCES CASH TENDER OFFER
FOR ITS 8 5/8% SENIOR SUBORDINATED NOTES DUE 2007

BOHEMIA, N.Y. – August 25, 2005 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, announced today that it has initiated a cash tender offer (the “Offer”) for any and all of its $150 million aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2007 (the “Notes”).  The Offer is being made upon the terms and subject to the conditions set forth in an Offer to Purchase dated August 25, 2005.

The Offer is scheduled to expire at 11:59 p.m. (EDT) on September 22, 2005, unless extended or terminated earlier (the “Expiration Date”).  Holders of Notes who tender their Notes on or prior to 11:59 a.m. (EDT) on September 15, 2005, unless extended or terminated earlier (the “Early Participation Date”), will be eligible to receive total consideration equal to $1,000 per $1,000 principal amount of the Notes validly tendered.

Holders who tender their Notes after 11:59 a.m. (EDT) on September 15, 2005, but prior to 11:59 p.m. (EDT) on September 22, 2005, unless extended or earlier terminated, will be eligible to receive $980 per $1,000 principal amount of the Notes validly tendered, which is equal to the total consideration less an early participation payment of $20 per $1,000 principal amount of Notes tendered (the “Early Participation Payment”).  The Early Participation Payment would be paid only to holders who validly tender and do not revoke the tender of their Notes prior to the Early Participation Date, and whose Notes are accepted for payment.  In each case, holders that validly tender their Notes and whose Notes are accepted for payment will be eligible to receive accrued and unpaid interest up to, but not including, the payment date.  The payment date for any Notes tendered and accepted for payment is expected to be promptly following the Expiration Date.

In accordance with the terms of the indenture pursuant to which the Notes were issued, the Company may redeem the Notes at par, plus accrued and unpaid interest, on or after September 15, 2005.  NBTY currently intends to redeem after September 15, 2005 the Notes not tendered in the Offer pursuant to the terms of the indenture.  This statement of intent shall not constitute a notice of redemption under the indenture.  There can be no assurance that such a notice will be given or that the Notes will be redeemed by the Company.

The Offer is conditioned upon the satisfaction of certain conditions, including the consummation of the offering contemplated by the following paragraph and general conditions.  A more comprehensive description of the Offer and its conditions can be found in the Offer to Purchase.

NBTY intends to finance the Offer, as well as any optional redemption of the Notes, primarily with net proceeds from a new offering of senior subordinated notes.  Such senior subordinated notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This announcement is neither an offer to purchase or sell nor a solicitation of an offer to purchase or sell the Notes.  The offer is being made solely by the Offer to Purchase dated August 25, 2005.

NBTY has retained J.P. Morgan Securities Inc. to serve as the Dealer Manager and D.F. King  Co., Inc. to serve as the Information Agent for the Offer.  Requests for documents may be directed to D.F. King & Co., Inc., by telephone at (800) 628-8532 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005.  Questions regarding the tender offer may be directed to Leonard Carey at J.P. Morgan Securities Inc., at (212) 270-9769, Attention: High Yield Capital Markets.

ABOUT NBTY

NBTY is a leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 19,000 products, including products marketed the Company’s  Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU® and Solgar® brands.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404

requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

NBTY cannot be certain that the measures taken by the Company will be sufficient to meet the section 404 requirements of the Sarbanes-Oxley Act of 2002.

Readers are cautioned not to place undue reliance on forward-looking statements.  NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements.   NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

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